FORM 4

[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b)


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(I) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person

   McManus                          Michael                A.
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   (Last)                           (First)             (Middle)

   100 White Plains Road
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                                    (Street)

   Bronxville                      New York              10708
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

   MISONIX, INC. ("MSON")
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Statement for Month/Day/Year

   February 14, 2003
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5.   If Amendment, Date of Original (Month/Day/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

     President, Chief Executive Officer
     ----------------------------------
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================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                              2A.                                                   5.             6.
                              Deemed                4.                              Amount of      Owner-
                    2.        Execu-                Securities Acquired (A) or      Securities     ship
                    Trans-    tion     3.           Disposed of (D)                 Beneficially   Form:       7.
                    action    Date,    Transaction  (Instr. 3, 4 and 5)             Owned          Direct      Nature of
                    Date      if any   Code         ------------------------------- at End of      (D) or      Indirect
1.                  --------- -------  (Instr. 8)                   (A)             Month          Indirect    Beneficial
Title of Security   (Month/   (Month/  ------------                 or              (Instr. 3      (I)         Ownership
(Instr. 3)          Day/Year) Day/Year)Code     V      Amount      (D)    Price     and 4)         (Instr. 4)  (Instr. 4)
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
Common Stock, par
value  $.01        02/14/03               P              2,000       A     $3.05   110,950           D          N/A
-------------------------------------------------------------------------------------------------------------------------

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=========================================================================================================================

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
             2.                                                                                           Deriv-    of
             Conver-                            5.                              7.                        ative     Deriv-   11.
             sion                               Number of                       Title and Amount          Secur-    ative    Nature
             or                3A.              Derivative    6.                of Underlying     8.      ities     Secur-   of
             Exer-             Deemed  4.       Securities    Date              Securities        Price   Bene-     ity:     In-
             cise              Execu-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      ficially  Direct   direct
             Price   3.        tion    action   or Disposed   Expiration Date   ----------------  Deriv-  Owned     (D) or   Bene-
1.           of      Trans-    Date,   Code     of(D)         (Month/Day/Year)            Amount  ative   at End    In-      ficial
Title of     Deriv-  action    if any  (Instr.  (Instr. 3,    ----------------            or      Secur-  of        direct   Owner-
Derivative   ative   Date      (Month/ 8),      4, and 5)     Date     Expira-            Number  ity     Month     (I)      ship
Security     Secur-  (Month/   Day/    ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Day/Year) Year)   Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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
1996 Employee
Incentive
Stock Option                                                                    Common
Plan         $5.06    11/1/98           A        125,000      immed.  10/21/08  Stock    125,000                       D
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1996 Employee
Incentive
Stock Option                                                                    Common
Plan         $5.06    11/1/98           A         40,000     10/30/99 10/31/08  Stock     40,000                       D
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1998 Employee
Stock Option                                                                    Common
Plan         $5.06    11/2/98           A         85,000     11/2/99  10/31/08  Stock     85,000                       D
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1998 Employee
Stock Option                                                                    Common
Plan         $3.07    3/3/99            A         50,000     3/3/00   3/3/09    Stock     50,000                       D
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1998 Employee
Stock Option                                                                    Common
Plan         $7.375   10/13/00          A        190,000    11/02/00* 10/13/10  Stock    190,000                       D
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1996 Employee
Incentive
Stock Option                                                                    Common
Plan         $7.375   10/13/00          A         30,000    11/02/00* 10/13/10  Stock     30,000                       D
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1991 Stock                                                                      Common
Option Plan  $7.375   10/13/00          A         30,000    11/02/00* 10/13/10  Stock     30,000                       D
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2001 Employee
Stock Option                                                                    Common
Plan         $6.07    10/17/01          A        150,000    10/17/02  10/17/11  Stock    150,000                       D
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2001 Employee
Stock Option                                                9/30/02             Common
Plan         $5.10    9/30/02           A        150,000    ****      9/30/12   Stock    150,000                       D
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2001 Employee
Stock Option                                                10/1/02             Common
Plan         $4.90    10/1/02           A        125,000    ***       10/1/12   Stock    125,000             975,000   D
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
Explanation of Responses:
*      50% exercisable on 11/2/00 and the balance exercisable on 11/2/01.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

***    50% exercisable on 10/1/02 and the balance exercisable on 10/1/03.

****   50% exercisable 9/30/02 and the balance exercisable on 9/30/03.


/s/ Michael A. McManus, Jr.                                  February 14, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Michael A. McManus, Jr.



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